Exhibit 99.1

06-15
For further information:
John F. Walsh
Director of Investor Relations
Southern Union Company
1-800-321-7423

SOUTHERN UNION REPORTS STRONG SECOND QUARTER RESULTS
Investor Call & Webcast Scheduled for Today at 2 P.M. ET

•	EBIT of $87.2 million up 68 percent
•	Increases driven by interstate pipeline and midstream segments
•	Midstream segment completes hedging for 2006 and 2007

HOUSTON, August 7, 2006 - Southern Union Company (NYSE: SUG) today reported earnings before interest and taxes from continuing operations (“EBIT”) of $87.2 million for the quarter ended June 30, 2006, as compared with $52.0 million in the prior year. Net earnings from continuing operations for the period were $16.3 million ($.10 per diluted share) on operating revenues of $552.4 million, compared with net earnings from continuing operations of $17.6 million ($.12 per diluted share) on operating revenues of $195.2 million in 2005. For the same period, net earnings available for common shareholders were $9.4 million ($.08 per diluted share) in 2006, compared with $11.3 million ($.10 per diluted share) in 2005. Earnings from continuing operations as reported is reflective of the full impact of the $1.6 billion bridge loan utilized by the Company to initially fund its purchase of Sid Richardson Energy Services on March 1, 2006. Southern Union expects $1.1 billion of the facility to be repaid upon closing of its announced LDC sales. Excluding the bridge loan interest and related debt cost amortization associated with the $1.1 billion expected repayment, net earnings from continuing operations would increase by $13.0 million ($.11 per diluted share) to $29.3 million ($.21 per diluted share).

For the first six months of 2006, Southern Union reported EBIT of $238.7 million as compared with $164.1 million in the prior year. Net earnings from continuing operations were $89.7 million ($.70 per diluted share) on operating revenues of $1.1 billion, compared with net earnings from continuing operations of $74.0 million ($.59 per diluted share) on operating revenues of $647.3 million for the comparable 2005 period. For the same periods, net earnings available for common shareholders were $103.0 million ($.90 per diluted share) in 2006 compared with $99.2 million ($.89 per diluted share) in 2005. Excluding the bridge loan interest and related debt cost amortization associated with the $1.1 billion expected repayment, net earnings from continuing operations for the six month period would increase by $17.2 million ($.15 per diluted share) to $107.0 million ($.85 per diluted share).

	Three Months Ended June 30, 2006	Six Months Ended June 30, 2006
Net earnings per share from continuing operations	$.10	$.70
Adjustment to reflect $1.1 billion repayment of bridge loan	$.11	$.15
Adjusted net earnings per share from continuing operations	$.21	$.85

Earnings from discontinued operations relate to the Company’s planned sales of its Pennsylvania and Rhode Island natural gas distribution businesses announced earlier this year. Contracts to sell the Pennsylvania and Rhode Island assets were entered into in early 2006. The sales are expected to close during the third quarter of 2006.

The increase in operating results was attributable to improvement in Southern Union’s transportation and storage segment and the inclusion of the midstream business acquired March 1, 2006. The transportation and storage segment recorded EBIT of $76.0 million for the quarter ended June 30, 2006, compared with $61.6 million for the same period in 2005. This improvement was derived primarily from expansions at our Trunkline LNG (liquefied natural gas) import facility and higher transportation and storage revenues. Our midstream segment, Southern Union Gas Services, recorded EBIT of $17.9 million for the quarter. The cash settlement value of the Company’s natural gas put option contracts not reflected in segment EBIT was $21.8 million for the quarter. The EBIT contribution from continuing operations in our distribution segment was a seasonal loss of $6.4 million, compared with a seasonal loss of $5.5 million in the 2005 quarter.

Commenting on the quarter, George L. Lindemann, chairman, president and CEO, said, “Our results are beginning to reflect the benefits of our ongoing transformation of Southern Union into a major provider of natural gas transportation services. With the imminent completion of the sales of our Pennsylvania and Rhode Island distribution assets and the contribution of the midstream operations to our bottom line, the recent quarter is reflective of the ongoing strength of our business.” Lindemann further added, “During the quarter, we completed an important expansion of our LNG facility in Lake Charles and announced the completion of a second stage expansion shortly after quarter’s end. We are continuing to invest in our pipelines and have a number of high growth projects underway in our Permian Basin gathering system. Our investors should also be pleased to hear that we have completed our hedging programs for 2006 and 2007 at Southern Union Gas Services with net prices of $11.03 and $10.57 per MMBtu, respectively.”

Key Factors Impacting Second Quarter 2006 Performance Relative to Prior Year

•
Southern Union’s transportation and storage segment posted EBIT of $76.0 million, compared with $61.6 million in the prior year. The increase was primarily driven by improved results at Trunkline LNG and Panhandle, partially offset by a decrease in the Company’s equity earnings from CCE Holdings, LLC.

•
The gathering and processing segment reported EBIT of $17.9 million for the quarter. Operating cash flow for the segment, which is calculated as earnings before interest and taxes, plus depreciation expense, plus any cash settlement related to the Company’s put options, less any other non-cash items, was $54.4 million for the quarter. The Company did not own the midstream assets in the prior comparable quarter.

•
EBIT for the Company’s ongoing distribution segment (predominantly Missouri Gas Energy) decreased $920,000 to a seasonal loss of $6.4 million. The decrease was primarily due to an eight percent reduction in consumption volumes resulting from warmer than normal weather in the Company’s service territories. Heating degree days were down 22% year over year.

•
Interest expense increased $33.1 million to $63.0 million for the quarter, compared to a year ago. The Company’s $1.6 billion bridge loan used to acquire Sid Richardson Energy Services on March 1, 2006 accounted for approximately $22.5 million of the increase. Debt amortization cost related to the bridge loan accounted for another $3.9 million in the quarter. The Company plans to repay approximately $1.1 billion of the bridge loan upon settlement of the LDC sales. The remainder of the increase was due to higher average balances and higher average interest rates.

2006 Earnings Guidance Update

Southern Union affirms its prior 2006 earnings guidance in the range of $1.70 to $1.90 per share, excluding projected one-time charges associated with the sale of the PG Energy division and the Rhode Island operations of New England Gas Company. The 2006 outlook includes estimated earnings contributions from Southern Union Gas Services for ten months in 2006. The estimated 2006 results also assume that the announced sales of the PA and RI distribution businesses are completed on or prior to September 30, 2006.

Quarterly Report on Form 10-Q

Southern Union will provide additional information about its second quarter 2006 results in its quarterly report on Form 10-Q expected to be filed today with the Securities and Exchange Commission. Once made, this filing may be accessed through the Investors section of the Company’s web site at www.sug.com.

Investor Call & Webcast

Southern Union will host a live investor call and webcast today at 2:00 p.m. Eastern time to discuss quarterly results, recent events and outlook. To access the call, dial 800-299-7635 (international callers dial 617-786-2901) and enter the passcode 51342495. A replay of the call will be available for one week after the event by dialing 888-286-8010 (international callers dial 607-801-6888) and entering passcode 50138577.

The investor call is being webcast by CCBN and may be accessed through Southern Union’s web site at www.sug.com or through CCBN’s individual investor center at www.companyboardroom.com. Institutional investors may access the call via CCBN’s password-protected event management site - StreetEvents - at www.streetevents.com.

About Southern Union Company

Southern Union Company, headquartered in Houston, is one of the nation’s leading diversified natural gas companies, engaged primarily in the transportation, storage, gathering, processing and distribution of natural gas. The company owns and operates the nation’s second largest natural gas pipeline system with more than 22,000 miles of gathering and transportation pipelines and North America’s largest liquefied natural gas import terminal.
Through Panhandle Energy, Southern Union’s interstate pipeline interests operate approximately 18,000 miles of interstate pipelines that transport natural gas from the San Juan, Anadarko and Permian Basins, the Rockies, the Gulf of Mexico, South Texas and the Panhandle regions of Texas and Oklahoma to major markets in the Southeast, West, Midwest and Great Lakes region.
Southern Union Gas Services, with approximately 4,800 miles of pipelines, is engaged in the gathering, transmission, treating, processing and redelivery of natural gas and natural gas liquids in Texas and New Mexico.
Through its local distribution companies, Missouri Gas Energy, PG Energy and New England Gas Company, Southern Union also serves approximately 1 million natural gas end-user customers in Missouri, Pennsylvania, Rhode Island and Massachusetts.
For further information, visit www.sug.com.

Forward-Looking Information

This news release includes forward-looking statements. Although Southern Union believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Southern Union’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission. The Company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the Company, whether as a result of new information, future events, or otherwise.

Select Financial Information

The following table sets forth certain select unaudited financial information for the Company for the three and six months ended June 30, 2006 and 2005.

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
	(In thousands of dollars, except shares and per share amounts)

Operating revenues	$552,355	$195,236	$1,099,521	$647,336

Operating expenses:
Cost of gas and other energy	330,297	46,198	636,899	276,430
Revenue-related taxes	4,156	3,998	20,373	21,282
Operating, maintenance and general	98,357	80,412	177,135	149,246
Depreciation and amortization	38,657	23,591	69,521	46,635
Taxes, other than on income and revenues	11,096	8,913	22,954	19,764
Total operating expenses	482,563	163,112	926,882	513,357
Operating income	69,792	32,124	172,639	133,979

Other income (expenses):
Interest	(62,978)	(29,894)	(105,199)	(63,483)
Earnings from unconsolidated investments	15,833	20,232	27,399	35,574
Other, net	1,550	(346)	38,643	(5,436)
Total other income (expenses), net	(45,595)	(10,008)	(39,157)	(33,345)

Earnings from continuing operations before income taxes	24,197	22,116	133,482	100,634

Federal and state income taxes	7,876	4,474	43,742	26,598

Net earnings from continuing operations	16,321	17,642	89,740	74,036

Discontinued operations:
Earnings from discontinued operations before
income taxes	(4,460)	(2,510)	33,549	51,018
Federal and state income taxes benefit	(1,873)	(543)	11,607	17,183
Net earnings from discontinued operations	(2,587)	(1,967)	21,942	33,835

Net earnings	13,734	15,675	111,682	107,871

Preferred stock dividends	(4,341)	(4,340)	(8,682)	(8,681)

Net earnings available for common stockholders	$9,393	$11,335	$103,000	$99,190

Net earnings available for common stockholders from
continuing operations per share:
Basic	$0.11	$0.12	$0.72	$0.61
Diluted	$0.10	$0.12	$0.70	$0.59

Net earnings available for common stockholders per
share:
Basic	$0.08	$0.10	$0.92	$0.92
Diluted	$0.08	$0.10	$0.90	$0.89

Weighted average shares outstanding:
Basic	111,944,643	110,787,049	111,807,253	107,546,799
Diluted	114,981,373	114,325,703	114,993,178	111,139,659

Cash flow provided by operating activities	143,200	75,600	300,100	307,500
Changes in working capital	91,700	43,900	135,000	114,100
Net cash flow provided by operating activities
before changes in working capital	51,500	31,700	165,100	193,400
Net cash flow used in investing activities	(75,111)	(85,617)	(1,669,748)	(137,712)
Net cash flow provided by (used in) financing activities	(50,443)	(36,860)	1,389,943	(199,214)

Select Financial Information Continued

The following table sets forth certain select unaudited financial information for the Company’s segments and a reconciliation of EBIT to net earnings for the three months ended March 31, 2006 and 2005.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Segment Data	2006	2005	2006	2005
	(In thousands)		(In thousands)
Revenues from external customers:
Transportation and Storage	$134,109	$110,421	$278,752	$245,821
Gathering and Processing	329,094	-	432,325	-
Distribution	88,292	83,770	386,521	399,682
Total segment operating revenues	551,495	194,191	1,097,598	645,503
Corporate and other	860	1,045	1,923	1,833
	$552,355	$195,236	$1,099,521	$647,336

Depreciation and amortization:
Transportation and Storage	$16,985	$15,025	$34,459	$30,392
Gathering and Processing	13,400	-	18,952	-
Distribution	7,792	8,002	15,375	15,133
Total segment depreciation and amortization	38,177	23,027	68,786	45,525
Corporate and other	480	564	735	1,110
	$38,657	$23,591	$69,521	$46,635

Earnings (loss) from unconsolidated investments:
Transportation and Storage	$15,823	$20,268	$27,387	$35,653
Corporate and other	10	(36)	12	(79)
	$15,833	$20,232	$27,399	$35,574

Other income (expense), net:
Transportation and Storage	$1,522	$978	$3,294	$1,315
Gathering and Processing	775	-	1,184	-
Distribution	(927)	(1,185)	(2,135)	(1,506)
Total segment other income (expense), net	1,370	(207)	2,343	(191)
Corporate and other	180	(139)	36,300	(5,245)
	$1,550	$(346)	$38,643	$(5,436)

Segment performance:
Transportation and Storage EBIT	$76,011	$61,641	$162,812	$139,877
Gathering and Processing EBIT	17,917	-	25,030	-
Distribution EBIT	(6,376)	(5,456)	23,613	29,799
Total segment EBIT	87,552	56,185	211,455	169,676
Corporate and other	(377)	(4,175)	27,226	(5,559)
Interest	62,978	29,894	105,199	63,483
Federal and state income taxes	7,876	4,474	43,742	26,598
Net earnings from continuing operations	16,321	17,642	89,740	74,036
Net earnings(loss) from discontinued operations	(2,587)	(1,967)	21,942	33,835
Net earnings	13,734	15,675	111,682	107,871
Preferred stock dividends	4,341	4,340	8,682	8,681
Net earnings available for common stockholders	$9,393	$11,335	$103,000	$99,190

The Company evaluates segment performance based on several factors, of which the primary financial measure is earnings before interest and taxes (EBIT). EBIT allows management and investors to more effectively evaluate the performance of all of the Company’s consolidated subsidiaries and unconsolidated investments. The Company defines EBIT as net earnings (loss) available for common shareholders, adjusted for: (i) items that do not impact earnings (loss) from continuing operations, such as extraordinary items, discontinued operations and the impact of accounting changes; (ii) income taxes; (iii) interest; and (iv) dividends on preferred stock. EBIT is a non-GAAP financial measure and may not be comparable to measures used by other companies. Additionally, EBIT should be considered in conjunction with net earnings and other performance measures such as operating income or operating cash flow.

Select Financial Information Continued

The following table sets forth certain select unaudited financial information for the Company as of June 30, 2006 and December 31, 2005.

	June 30,	December 31,
	2006	2005
	(In thousands of dollars)
Total assets	$7,372,877	$5,836,819
Long Term Debt	1,522,694	2,049,141
Short term debt and notes payable	2,427,164	546,648
Preferred stock	230,000	230,000
Common equity	1,719,179	1,624,069
Total capitalization	5,899,037	4,449,858